Exhibit 10.5

WATER SUPPLY, SALE AND PURCHASE AGREEMENT

     This Water Supply, Sale and Purchase Agreement ("Agreement") is entered into as of the 2nd day of July, 2002 for reference purposes only, by and between JURUPA UNIFIED SCHOOL DISTRICT, a public agency located within Riverside County, California ("Purchaser") and INDIAN HILLS CONSERVATION CORPORATION, a California Corporation ("Seller")

R E C I T A L S:

     A. Seller proposes to pump from one or more wells ("Wells") to Purchaser a supply of water pumped by Seller from Seller's property to Buyer's school site property located at Mission Boulevard along Camino Real ("School Site").

     B. The purpose of this Agreement is to set forth the terms and conditions under which Seller shall deliver to Purchaser a water supply, which supply shall not be more than the Daily Quantity, defined below, and whereby Purchaser shall pay Seller for such water.

     NOW, THEREFORE, in consideration of the preceding promises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

     Section 1. Term. The Term of this Agreement shalt commence on the date first written above ("Commencement Date") and, unless otherwise terminated pursuant to the terms and conditions of this Agreement be for a period of twenty (20) years from the Commencement Date. No less than 180 days prior to the expiration of the initial twenty (20) year term, the parties shall meet and confer in good faith toward a renegotiation of the price and term provisions of this Agreement. If the parties fail to agree on a mutually acceptable renegotiation of the price and term provisions of this Agreement, the parties shall submit the matter to binding arbitration pursuant to the American Arbitration Association under its Commercial Arbitration Rules, or such other mediation entity and rules as the parties may designate in the event the American Arbitration Association or its Commercial Arbitration Rules are no longer in existence. The scope of mediation shall be limited to the price and term provisions of this Agreement and shall be binding on the parties. Until such time a decision is made by the American Arbitration Association, or other mediator pursuant to this Section 1, this Agreement shall remain in effect in accordance with all of the provisions set forth herein.

     Section 2. Pipeline, Well and Appurtenances. Seller shall, no later than January 1, 2003, construct a water main ("Main") and a separate branch pipeline. Said pipeline, to be located at the location depicted in Exhibit "A" attached hereto and incorporated by reference herein, shall be used for the purpose of delivering water to the School Site pursuant to this Agreement ("Pipeline") Such Pipeline shall be of sufficient size and capacity to provide the water purchased pursuant to this Agreement from the Wells to the School Site.

     Section 3. Metered Connection/ Wet Well Pump. Seller shall, no later than January 1, 2003, commence supplying water to the School Site pursuant to this Agreement through a metered connection and wet well pump to be connected to the Pipeline and installed by Seller within the Seller's Main and/or Pipeline canal as depicted in Exhibit "A". Such facilities shall consist of a gate valve of sufficient size and capacity, which will be connected to Seller's Pipeline, a wet well ("booster") pump to maintain the water pressure delivered to the School Site at a rate of not more than five hundred fifty (550), but not less than five hundred twenty-five (525), gallons per minute, during the hours of 9:00 p m and 5:00 a.m. of the next day ("Watering Cycle") plus such incidental uses during non-Watering Cycle periods ("Daily Quantity"), and a meter of sufficient size, capacity and calibration to accurately record the actual quantities of water that Seller delivers to Purchaser pursuant to this Agreement. Each such gate valve, wet well pump, booster pump, and meter shall exclusively serve the Purchaser's School Site and shall be installed by Seller in a structure that will be adequate to protect it from damage from accident or vandalism or loss due to theft. The gate valve(s), wet well pump, meter(s) and any other accessory structure(s) shall be the personal property of Seller and shall be maintained and operated at all times during the Term by Seller at its sole expense. Purchaser shall have the right to have the meter(s) tested not more than twice during any calendar year. If any such testing shows that a meter is not operating within two (2) percent of the tolerance allowed for the operation of the type and size of the meter in the manufacturer's specifications therefor, Seller shall pay the cost of such testing and any repairs or replacement that are required to restore the meter to proper operating condition. If, however, any such test shows that the meter is operating within such tolerance, Purchaser shall pay the cost of the test.

     Section 4. Water Supply Facilities; Right of Access. The Main, Pipeline, Wells and other facilities referred to in Sections 2 and 3 hereof shall be referred to individually and collectively as "Water Supply Facilities." All Water Supply Facilities up to and including the meter shall remain the property of Seller and except as otherwise expressly provided herein, Seller shall remain solely responsible for designing, constructing, operating, maintaining and repairing them. Notwithstanding the foregoing sentence, Purchaser shall be solely responsible for providing, maintaining and paying for electricity to the wet well ("booster") pump located within the wet well ("booster") station. Seller hereby confers upon Purchaser, its employees, agents and contractors a revocable, non-exclusive license in, on, over, through, across and above the Seller's canal, the gate valve, wet well pump, meter connection and any other Water Supply Facilities as depicted in Exhibit "A" at all times during normal business hours, upon advance notice to Seller, in order for Purchaser to provide and maintain electricity to the wet well pump and to read and/or test the meter.

     Section 5. Amount of Water. Seller shall sell water to Purchaser through means of the Water Supply Facilities at a rate of not more than five hundred fifty (550), but not less than five hundred twenty five, gallons per minute during each Watering Cycle. Seller shall sell and Purchaser shall purchase not more than .81 acre feet of water per Watering Cycle ("Daily Requirement") during the Term of this Agreement. Nothing contained in this Agreement shall be construed as preventing Purchaser from purchasing less than the Daily Requirement at the rate set forth in Section 6 hereof; provided however that so long as Seller is not in default hereunder, Purchaser shall not acquire irrigation water for the irrigation of the School Site from any other water source other than Seller

     Section 6. Payments for Water.
     (a) Except as modified during the Term of this Agreement pursuant to the terms hereof, Seller shall sell all water to Purchaser under this Agreement at the rate of two hundred and fifty dollars ($250.00) per acre foot. At the end of each month, Seller shall read the meter(s) referred to in Section 3 hereof and record the quantity of water that was delivered to Purchaser during the preceding month deliver a copy of such record to Purchaser pursuant to Section 28 hereof. Purchaser shall pay Seller for all water that Seller delivered to Purchaser on or before the thirtieth (30th) calendar day after Purchaser receives the monthly invoice for such water from Seller.

     (b) Beginning on the first annual anniversary of the Commencement Date on each annual anniversary thereafter, the rate paid for the water supplied pursuant to this Agreement shall be increased by a percentage equal to the percentage change that Jurupa Community Services District may hereafter impose for the provision of domestic water used for irrigation of facilities similar to the School Site.

     (c) In the event Jurupa Community Services District discontinues providing domestic water for irrigation of facilities similar to the School Site, the parties shall meet and negotiate in good faith toward the selection of three local water providers that provide domestic water used for irrigation of facilities similar to the School Site. Thereafter, the average percentage change in those three water providers rates shall be used in the place of Jurupa Community Services District's percentage change. If the parties are unable to select three such providers, the parties shall submit the matter to binding arbitration pursuant to the American Arbitration Association under its Commercial Arbitration Rules, or such other mediation entity and rules as the parties may designate in the event the American Arbitration Association or its Commercial Arbitration Rules are no longer in existence. The scope of mediation shall be limited to the price provision of this Agreement and shall be binding on the parties. Until such time a decision is made by the American Arbitration Association, or other mediator pursuant to this Section 6(c), the then existing amount paid for water hereunder shall continue to be paid.

     (d) Buyer shall, within fifteen (15) days following the full completion of construction of the Water Supply Facilities, provide payment in the amount of eighty thousand dollars ($80,000) to Seller as an additional payment for the water supplied by Seller pursuant to this Agreement.

     Section 7. Water Quality. All water supplied pursuant to this Agreement shall be of good and sufficient quality, and shall be of such quality to be lawfully used and applied for irrigation purposes by Purchaser at the School Site pursuant to all applicable laws, regulations, and court orders or decisions

     Section 8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:
          (a) that it anticipates a need for a water supply in a quantity not more than the Daily Quantity;

          (b)    that it has the legal authority to enter into this Agreement; and
          (c)    that the execution and delivery of this Agreement on behalf of Purchaser has been duly authorized, and that the officers of Purchaser who have signed this Agreement on behalf of Purchaser are duly authorized to execute and deliver this Agreement on behalf of Purchaser

     Section 9. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:
     (a)     that it has the legal right to obtain, produce and deliver water in quantities that will enable Seller to deliver water to Purchaser;
     (b)    that it has any and all approvals and permits of governmental agencies that are required or necessary to enable it to produce water and to deliver and sell such water to Purchaser and to locate, construct and operate the Water Supply Facilities, including in any public rights-of ways, and that Seller will commence delivering water to Purchaser on the date specified in Section 3 hereof; and
     (c)    that the execution and delivery of this Agreement on behalf of Seller has been duly authorized by the governing board of Seller and that the officials of Seller who have signed this Agreement on behalf of Seller are duly authorized to execute and deliver this Agreement on behalf of Seller;

     Section 10. Termination. This Agreement and the rights and obligations of the parties hereunder may be terminated by either parry following a default by one party and the failure of that defaulting party to:
     (1) cure within thirty (30) days of the delivery such notice of default, or
     (2) in the event of a default that -cannot reasonably be cured within thirty (30) days, commence and diligently pursue to completion cure of such default.

     In addition, this Agreement may be terminated by Purchaser without further liability of any kind during the Term of the Agreement without cause, provided Purchaser shall provide to Seller the following amount to compensate the Seller for the amortized capital costs of the following Water Supply Facilities, not otherwise reimbursed pursuant to Section 2 hereof

Within one (1) year after Commencement Date	$300,000
Within two (2) years after Commencement Date	$280,000
Within three (3) years after Commencement Date	$250,000
Within four (4) years after Commencement Date	$210,000
Within five (5) years after Commencement Date	$170,000
Within six (6) years after Commencement Date	$130,000
Within seven (7) years after Commencement Date	$90,000
Within eight (8) years after Commencement Date	$50,000
Within nine (9) years after Commencement Date	$25,000
Within ten (10) years after Commencement Date	$0

     In addition to Purchaser's rights to terminate the Agreement as set forth herein, Seller agrees that Seller's failure to undertake and complete construction of the Water Supply Facilities and the Pipeline and commence delivery of water pursuant to the terms of this Agreement will result in damages being sustained by Purchaser. To that end, in event Seller fails to undertake and complete construction of the Water Supply Facilities and the Pipeline and commence delivery of water pursuant to the terms of this Agreement, Purchaser shall be entitled, in addition to any other remedies at law or in equity, to consequential damages from Seller of Purchaser's damages associated with such failure, including, without limitation, the eighty thousand dollars provided by Purchaser to pursuant to Section 6, above, claims or suits from contractors relating to delay caused by such failure, added costs due to a compressed construction schedule, added architecture and engineering consultant costs for the coordination with Purchaser, Seller and any contractors, and the costs to the District of retaining agents or contractors for this Agreement. Such sum shall not be construed as a penalty.

     In addition to any other rights Purchaser may have under this Agreement, pursuant to Civil Code Section 2881, Purchaser shall have and there is hereby declared, understood and acknowledged by the parties to be a contractual lien, for performance of Seller's duties hereunder, on the Pipeline and the Water Supply Facilities. Said lien may be enforced by the Purchaser in any manner provided by law, including, without limitation, foreclosure of such lien.

Seller’s Initials: JL

     Section 11. Interruption of Water Supply. Seller and Purchaser acknowledge and agree that from time to time during the Term it will he necessary for Seller to interrupt the operation of the Water Supply Facilities and for maintenance and repairs or replacement of such facilities, and that during such interruptions, Seller will not be able to deliver water to Purchaser through such Water Supply Facilities. Seller shall, however, exercise best efforts to minimize, to the extent possible, the frequency and duration of any such interruption in the operation of such facilities and shall, if requested by Purchaser, cause to be provided to the School Site the Daily Amount by alternative means.

     Section 12. Enforcement and Remedies.
     (a) In addition to any other remedies provided at law or in equity, Purchaser's obligations pursuant to this Agreement maybe specifically enforceable by Seller by action for specific enforcement or mandatory injunction or proceeding for the issuance of a writ of mandamus in the Superior Court of the State of California for Riverside County.

     (b) In addition to any other remedies provided at law or equity, Seller's obligations pursuant to this Agreement nay be specifically enforceable by Purchaser by an action for specific performance or mandatory injunction or proceeding for the issuance of a writ of mandamus in the Superior Court of the State of California for the County of Riverside to compel Seller to deliver such water. In addition, Purchaser may in such event withhold payment of one or more money payments or a proportionate amount thereof until Seller recommences delivery of the full amount of the Daily Quantity.

     Section 13. Insurance. Seller shall procure and maintain for the duration of the Agreement insurance against claims for injuries to persons or damages to property that may arise from or in connection with the Agreement by the Seller, its agents, representatives, employees, licensees, invitees, guests or subcontractors. Seller shall obtain and furnish to Purchaser proof of coverage as to each type of insurance required.

     13.1 Minimum Scope of Insurance
     Coverage shall be at least broad as:

          13.1.1 Commercial General Liability: Insurance Services Office Commercial General Liability coverage (occurrence) form CG 0001.

          13.1.2 Automobile Liability: Insurance Services Office Business Auto Coverage form number CA 0001, code 1 (any auto).

          13.1.3 Workers' Compensation and Employers' Liability: Workers' Compensation Insurance as required by the Labor Code of the State of California and Employers Liability Insurance.

     13.2 Minimum Limits of Insurance.
     Limits of insurance shall be:

          13.2.1 Commercial General Liability: $1,000,000 combined single limit per occurrence for bodily injury, personal injury and property damage. If commercial General Liability Insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to the Water Supply Facilities and School Site or the general aggregate limit shall be twice the required occurrence limit.

          13.2 2 Automobile Liability: $1,000,000 combined single limit per accident for bodily injury ad property damage.

          13.2.3 Workers' Compensation med. Employers Liability: Workers' Compensation limits as required by the Labor Code of the State of California and Employers Liability limits of $1,000.000 per accident. The Seller's General Liability Insurance, including occupational disease coverage, for the Seller and all persons and/or subcontractors employed or to be employed in the performance of this Agreement, which insurance shall at all times be maintained in strict accordance with this Agreement, and the provisions of Section 3700 et seq. of the Labor code which requires every employer to be insured against liability for Workers' Compensation or to undertake self-insurance in accordance with the provisions of the Code. Use by the Seller of “Workers' Compensation Waiver” forms will necessitate the filing of said waiver with Purchaser for each individual by the Seller prior that individual commencing any work under this Agreement. Failure to comply with this requirement shall constitute a material breach of this Agreement, and may result in termination of this Agreement at Purchaser's sole discretion.

     13.3 Endorsements.
     The insurance policies shall contain the following provisions, or Seller shall Provide endorsements on forms supplied or approved by the Purchaser to add the following provisions to the insurance policies:

          13.3.1 General Liability: (1) The Purchaser, its officials, officers, employees and agents shall be covered as additional insureds with respect to the use of the Water Supply Facilities and School Site or any activities on the Water Supply Facilities and School Site by the Seller or its employees, agents, guests or contractors; and (2) the insurance coverage shall be primary insurance as respects the Purchaser, its officials, officers, employees and agents, or if excess, shall stand in an unbroken chain of coverage excess of the Seller's scheduled underlying coverage. Any insurance or self-insurance maintained by the Purchaser, its officials, officers, employees and agents shall be excess of the Seller’s insurance and shall not be called upon to contribute with it in any way.

          13.3.2 Automobile Liability: (1) The Purchaser, its officials, officers, employees and agents shall be covered as additional insureds with respect to the ownership, operation, maintenance, use, loading or unloading of any auto owned, leased, hired or borrowed by the Seller or for which the Seller is responsible; and (2) the insurance coverage shall be primary insurance as respects the Purchaser, its officials, officers, employees and agents, or if excess, shall stand in an unbroken chain of coverage excess of the Seller's scheduled underlying coverage. Any insurance or self-insurance maintained by the Purchaser, its directors, officers, employees or agents shall be excess of the seller's insurance and shall not be called upon to contribute with it in any way.

          13.3.3 Workers' Compensation and Employers Liability Coverage: The insurer shall agree to waive all rights of subrogation against the Purchaser, its officials, officers, employees and agents for losses paid under the terms of the insurance policy which arise from work performed by the Seller.

     13.3 Fire, Earthquake and Casualty Insurance.
     Seller shall, at Seller's own cost and expense, at all times during the term of this Agreement, keep the Water Supply Facilities insured for their full replacement value by insurance companies authorized to do business in the State of California against loss or destruction by fire, earthquake and the perils commonly covered under the standard extended coverage endorsement to fire insurance policies in the county where the Water Supply Facilities are located. For the term of this Agreement, that policy shall also contain a standard lender endorsement.

     13.4 Specific Perils to Be Insured.
     Notwithstanding anything to the contrary contained in Section 13 of this Agreement, the insurance required by Section 13.3 of this Agreement shall, whether or not included in the standard extended coverage endorsement referred to in Section 13.3, insure all Water Supply Facilities against loss or destruction by earthquake, windstorm cyclone, tornado, hail, explosion, riot, riot attending a strike, civil commotion, malicious mischief, vandalism, aircraft, fire, smoke damage, and sprinkler leakage.

     13.5 Separation of Insureds.
     All insurance required by this Section 13 shall contain standard separation of insureds provisions. In addition, such insurance shall not contain any special limitations on the scope of protection afforded to the Purchaser or its officials, officers, employees or agents.

     13.6 Verification of Coverage.
     Sever shall furnish Purchaser with Certificates of Insurance and with original endorsements effecting coverage required by this Agreement. The certificates and endorsements for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. All certificates and endorsements are to be received and approved by Purchaser before the Agreement is fully executed. Purchaser reserves the right to require complete, certified copies of all required insurance policies at that time.

     13.7 Acceptability of Disarm.
     All insurance shall be provided by insurers having current AM. Best's rating of A:VII or better and acceptable to Purchaser.

     13.8 Deductibles.
     Any and all deductibles and self-insured retentions shall be declared to and approved by Purchaser. At the option of Purchaser, either the insurer shall reduce or eliminate such deductibles or self-insured retentions as respects Purchaser, its officers, officials, employees and agents, or the seller shall procure a bond guaranteeing payment of losses and related investigations, claim administration and defense expenses.

     Section 14. Assignment by Seller to Secure Financing. Seller may assign its right to receive payments from Purchaser pursuant to this Agreement to any person or entity to secure the repayment of a loan or loans that Seller may obtain to finance the design and constriction of the Water Supply Facilities. Upon receiving written notification from Seller of such an assignment and instructions from Seller to make the monthly payments to such assignee, Purchaser shall make such payments to such assignee without further instruction from Seller. Notwithstanding any provision herein to the contrary, Seller shall not delegate any of As duties under this Agreement to any person or entity without the written consent of Purchaser.

     Section 15. Assignment by Purchaser. Purchaser may assign its rights under this Agreement to any person or entity. In the event of any assignment, either assignee or Purchaser shall be liable for the performance of all obligations of Purchaser.

     Section 16. Indemnification.

          (a) Seller shall indemnify and defend Purchaser, its officials, officers, employees, agents, volunteers, attorneys, contractors and consultants ("Indemnitees") and hold them harmless from any and all liability, damage and expense, including, but not limited to, attorneys' fees, relating to any claim, court action or proceeding arising out of Sellers operation of, or any of its operations in connection with, the Water Supply Facilities or its obligation to deliver water according to the terms of this Agreement; provided, however, that Seller shall not be required to indemnify defend or hold harmless Indemnitees with respect to any claim, court action or proceeding as to which Seller is required to indemnify Purchaser pursuant to paragraph (b) of this Section 16 or with respect to any claim, court action or proceeding arising from the negligent or willful conduct of Seller, its employees, agents, volunteers, attorneys, contractors or consultants.

          (b) Purchaser shall indemnify, defend and hold harmless Sellers, its officials, officers, employees, agents, volunteers, attorneys, contractors and consultants from any and all liability, damage and expense, including, but not limited to attorneys' fees, relating to any claim, court action or proceeding arising out of Purchaser's obligations to Purchaser under this Agreement; provided, however, that Purchaser shall not be required to indemnify defend or hold harmless Seller with respect to any claim, court action or proceeding as to which such person(s) or entity(ies) is or are required to indemnify Purchaser pursuant to paragraph (a) of this Section 16 or with respect to any clam, court action or proceeding arising from the negligent or willful conduct of Seller, its employees, agents, volunteers, attorneys, contractors or consultants.

     Section 17. Entire Agreement. This Agreement contains the entire agreement between the parties respecting the subject matter hereof and supersedes all prior understandings end agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement

     Section 18. Choice of Law. This Agreement shall be governed by the laws of the State of California.

     Section 19. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any other person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

     Section 20. Waiver of Covenants, Conditions and Remedies. The waiver by one party of the performance of any covenant or condition under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant or condition under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time.

     Section 21. Amendment. This Agreement may be amended at any time by the written agreement of Seller and Purchaser. All amendments and changes of this Agreement, in all or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

     Section 22. Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party of the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the panics hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

     Section 23. No Third Party Benefit. This Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights hereunder.

     Section 24. Further Acts. Each party hereby agrees that it shall, upon request of the other, execute and deliver such further documents (in form and substance reasonably acceptable to the party to be charged) and do such other acts and things as are reasonably necessary and appropriate to effectuate the terms and conditions of this Agreement.

     Section 25. Estoppel Certificate. At any time within ten (10) days after request by a party, the other party shall execute, acknowledge and deliver to the requesting party, without charge, a written statement certifying that this Agreement is unmodified and in full force, or if there have been modifications, that it is in full force as modified. The statement shall also contain the Commencement Date of this Agreement, the dates to which the monthly payments and any other charges have been paid, and any other information the requesting party may reasonably request.

     Section 26. Attorneys' Fees. In the event of any litigation, arbitration, or mediation involving the parties to this Agreement to enforce or interpret any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation.

     Section 27. Construction. Headings at the beginning of each Section hereof are solely for the convenience of the parties and are not a part of and shall not be used to interpret this Agreement. The singular form shall include the plural, and vice versa.. This Agreement shall be construed as if both Seller and Purchaser have prepared it. Unless otherwise indicated, all references to Sections are to Sections of this Agreement References to the Purchaser or Seller shall include those party's respective successors and assigns.

     Section 28. Notices. All notices and demands that either party is required or desires to give to the other shall be given in writing by United States registered or certified mail, return receipt requested, by personal delivery, by facsimile with confirmation of receipt, by telegram, by express courier senate or when by electronic mail to the street address or facsimile number set forth below for the respective party or any electronic mail address subsequently given, provided that if any party gives notice of a change of name or address, notices to that party shall thereafter be given as set forth in that notice. All notices and demands shall be effective upon receipt or upon refusal to accept delivery.

To Seller:	Indian Hills Conservation Corporation
6000 Camino Real
P.O. Box 3617
Riverside, CA 92519
Facsimile: (909) 360-2080
Electronic Mail: __________________________________

To Purchaser:	Jurupa Unified School District
3924 Riverview Drive
Riverside, California 92509
Attn: Elliot Duchon, Deputy Superintendent, Business Services
and Governmental Relations
Facsimile (909) 360-4163
Electronic Mail: educhon@jusd.k12.ca.us

With Copy to:	Best, Best & Krieger, LLP
3750 University Ave.
Riverside, CA 92502
Attn: Steven DeBaun, Esq.
Facsimile: (909) 686-3083
Electronic Mail: SCDeBaun@bbklaw.com

     Section 29. Counterparts. This Agreement may be executed in counterparts, each of which shalt be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER		PURCHASER:

INDIAN HILLS CONSERVATION		JURUPA UNIFIED SCHOOL DISTRICT,
CORPORATION, a California Corporation		a California Public Agency

BY:	HENRY C. COX II	BY:	ELLIOT DUCHON
~~President~~
Its:	President		Deputy Superintendent Business Services and
Governmental Relations

BY:	JOHN L. WEST	BY:	not applicable
~~Superintendent~~

Its:	Vice President	ATTEST:

		BY:	not applicable
~~Secretary~~

APPROVED AS TO FORM
DISTRICT COUNSEL

		BY:	Illegible signature

EXHIBIT “A”

TO WATER SUPPLY, SALE AND PURCHASE AGREEMENT

WATER SUPPLY FACILITIES

Decription of Water Supply Facilities

1.	Water Well(s), including motor and pump and appurtenances

2.	3000 +/- foot of 24" water line from Well(s) to inlet tunnel to Lateral No. 3

3.	2000 +/- feet of open channel in tunnel

4.	4000 +/- feet of 18" water line to School Site

5.	Wet well and booster pump station and appurtenances

[Map to Follow]

Sunnyslope
Res
30TH
Well
oWell
1000
900
Fire
Sta
MISSION
PROPOSED 18" DIA
IRRIGATION LINE
PROPOSED 24" DIA
IRRIGATION LINE
PROPOSED 24" DIA
IRRIGATION LINE
EXISTING
CHANNEL
BOOSTER
STATION
(550 gpm) @
SCHOOL SITE
NO. 3
NO. 2
PACIFIC
OAD
LATERAL
900
Rustic Lane
Sch
Drive-In
Theater
EXISTING
Exhibit
Sheet 1
Scale
July 2002

FROM
(SUN) DEC 2 2007 22:10/ST. 22:29/NO. 6373131390 P 17

FROM (SUN)DEC 2 2007 22:30/ST. 22:29/NO. 6333131330 P 18

WET WELL AND BOOSTER PUMPS

EXISTING CANAL
6" IRRIGATION DISCHARGE AND SUPPLY LINE
METER
PROPOSED WET WELL LOCATION
PROPOSED ELECTRICAL SERVICE AND PAD
TWO PUMPS
PROPOSED 12" WATER
(67.0) FG
70.4 FG
(70.4) FG
70.8 FG
72.0 FG
72.1 FG
71.1 FG
72.4 FG
72.0 FG
1.0%
3.48%
70.87 FS
70.75 FS
70.58 TC/FS
0" CF
70.35 TC
69.85 FS
69.22 TC
68.72 FS
68.00 FS
67.74 FS
67.88 FG
67.52 FS
67.36 FS
66.05 FS
67.20 TC
67.12 FS
1" CF
66.05 TC
65.96 FS
1" CF
68.54 TC
68.04 FS
69.60 TC/FS
6" CF
69.67 TC
69.17 FS
6" CF
69.4 FG
64.89 TC
64.81 FS
1" CF
67.17 TC
66.67 FS
30' VC
9.03%
KCT CONSULTANTS, II
Civil Engineers - Surveyors - Planners